EXHIBIT 99.1

Mawson Infrastructure Group Inc. Announces Monthly Operational Update for September 2023

September Self-Mining Bitcoin Production grew to 89 BTC
Total Number of Self-Miners Hashing increased to Approximately 16,730
Energy Market Program Monthly Revenue increased 17% M/M

SHARON, Pa., Oct. 17, 2023 (GLOBE NEWSWIRE) -- Mawson Infrastructure Group Inc. (NASDAQ:MIGI) (“Mawson” or the “Company”), a digital infrastructure company, announced today its unaudited business and operational update for September 2023.

Rahul Mewawalla, CEO and President, commented, “We are pleased that the total number of Bitcoin self-mined in Q3 grew significantly by approximately 35% sequentially to 246 BTC, up from 182 BTC last quarter. The ongoing successful implementation of our new operating excellence model combined with our overall business and technology optimization efforts have enhanced our operating metrics and continues to uplift our self-mining business performance. Moreover, Mawson’s self-mining business expanded in September increasing by 7% M/M growing to approximately 16,730 miners online and hashing, and the number of self-mined Bitcoin in September also increased month-on-month to 89 BTC.”

Unaudited September Monthly Operating Results Summary

  Total Power Capacity was approximately 109 MW with capacity for approximately 35,480 miners
  Self-Mining Bitcoin Production M/M increase to 89 BTC
  Total self-miners hashing at the end of September increased 7% M/M to approximately 16,730
  Self-Mining Monthly revenue reduced 4% to $2.33M given increased network difficulty rate and lower average Bitcoin prices during the period
  Energy Market Program Monthly Revenue increased 17% M/M to approximately $0.17M

Operational Updates

Mawson’s sites in Pennsylvania, across Midland and Bellefonte, have currently approximately 109 MW of power capacity. The Midland facility has approximately 100 MW of power and the capacity to support a total of approximately 32,930 miners for self-mining and/or co-location services. During September, the Midland site had approximately 50 MW of self-mining capacity and approximately 14,185 miners hashing for self-mining purposes. In addition, the Company also has approximately 50 MW of capacity for co-location services. At the end of September, the Bellefonte facility, which is used entirely for self-mining purposes, was operating at approximately 8.8 MW of capacity with approximately 2,545 miners hashing. The Company continues to optimize facilities with a focus on driving overall operating profitability leverage.

Conference Attendance Update

Mawson’s CEO and President, Rahul Mewawalla, will be joining the 11th International Forum on Web3, Cryptocurrencies and Mining, Blockchain Life 2023, scheduled to be held in Dubai on October 24-25, 2023. Please contact IR@Mawsoninc.com for further information.

About Mawson Infrastructure

Mawson Infrastructure Group (NASDAQ: MIGI) is a digital infrastructure company. Mawson’s vertically integrated model is based on a long-term strategy to promote the global transition to the new digital economy. Mawson aligns digital infrastructure, sustainable energy, and next-generation fixed and mobile data center solutions, enabling efficient Bitcoin production and on-demand deployment of digital infrastructure assets. Mawson Infrastructure Group is emerging as a global leader in ESG focused digital infrastructure and Bitcoin mining.

For more information, visit: https://mawsoninc.com/

Statements about hashrate capacity

Statements in the press release about hashrate capacity (including ‘installed capacity’ or ‘nameplate capacity’), will often differ from the actual or observed hashrate. These terms generally make certain assumptions about the efficiency of the ASIC miners that are in use. Some ASIC miner models will consume less power to create the same amount of hashing power than other ASIC miner models (typically more recent models are more efficient). Many ASIC miner fleets are blended fleets, including various ASIC miner models each with different efficiency ratings. Hashrate capacity figures typically assume 100% deployment of ASIC miners. Given the large numbers of computing units (often numbering in the tens of thousands), ASIC mining fleets are rarely 100% deployed and online at any one time. This can be due to a variety of factors, including ASIC miners being under maintenance, in repair workshops, in storage, in transit, or due to technical faults and breakdowns. Once deployed and online, the actual or observed hashrate can be influenced by other factors such as heat, overclocking (causing the ASIC miner to perform at levels higher than the manufacturer’s specifications), the age, and wear and tear exhibited by the ASIC miners and also by the limitations of the surrounding infrastructure, such as power outages, and MDC and transformer breakdowns. Construction and development delays are a common risk for mining data centers, for example due to weather, permitting delays, or labor and equipment shortages. Investors should consider all risk factors related to uptime when considering these figures, which are a best-case scenario.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of cryptocurrencies and further or new regulation of digital assets. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on March 23, 2023, and Mawson’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2023, September 21, 2023, and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Investor Contact:
Sandy Harrison
Chief Financial Officer
IR@mawsoninc.com